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                                                                    EXHIBIT 21.1


                             AEROVOX INCORPORATED
                                 SUBSIDIARIES

Aerovox de Mexico S.A. De C.V.
Ave. Fernando Borreguero # 3328
Parque Industrial Juarez,
Cd. Juarez, Chihuahua CP32630
Mexico

BHC Aerovox Ltd.
20-21 Cumberland Drive
Granby Industrial Estate
Weymouth, Dorset DT4 9TE
England